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EXHIBIT 11b.-COMPUTATION OF PER SHARE EARNINGS (IN THOUSANDS EXCEPT PER SHARE
DATA) (UNAUDITED)

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                                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                                                   ------------------------------------------
                                                                                            1997                1996
                                                                                   --------------------  --------------------
                                                                                   COMMON AND             COMMON AND
                                                                                     COMMON                COMMON
                                                                                   EQUIVALENT    FULL     EQUIVALENT     FULL
                                                                                     SHARES    DILUTION     SHARES     DILUTION
                                                                                   ----------  --------   ----------   --------
Weighted average common shares outstanding                                             16,572    16,572     16,253      16,253
Incremental shares assumed to be issued                                                 1,586     1,868      1,325       1,610
                                                                                      -------   -------    -------     -------
Total shares outstanding for calculation                                               18,158    18,440     17,578      17,863
                                                                                      =======   =======    =======     =======
Net income available to common shareholders before extraordinary item                 $ 9,902   $ 9,902    $17,316     $17,316
  Extraordinary item                                                                       --        --     (5,104)     (5,104)
                                                                                      -------   -------    -------     -------
  Net income for calculation                                                          $ 9,902   $ 9,902    $12,212     $12,212
                                                                                      =======   =======    =======     =======

Net income (loss) per share:
  Before extraordinary item                                                           $  0.55   $  0.54    $  0.98     $  0.97
  Extraordinary item                                                                       --        --      (0.29)      (0.29)
                                                                                      -------   -------    -------     -------
                                                                                      $  0.55   $  0.54    $  0.69     $  0.68
                                                                                      =======   =======    =======     =======
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